AGREEMENT BETWEEN SMI AND CONTRACTOR -

DACK LLC

This Agreement is between Shimoda Marketing, Inc. (SMI) (Owner) and DACK LLC (Contractor).  The "Agreement" is effective January 3,2006.

BETWEEN:

SMI (the "Owner"), a corporation organized and existing under the laws of the Florida, with office located at: 116 W. McLeroy Blvd, Saginaw, Texas 76179

AND:

DACK LLC (the "Contractor"), a limited liability corporation organized and existing under the laws of the Texas, with office located at: 939 Hidden Oaks Drive - Burleson, TX 76028

WHEREAS, Owner finds that the Contractor is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of Owner's business.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.   MATERIAL AND LABOR PROVIDED

The Contractor agrees to provide all of the material and labor required to perform the following work for: Administration of corporate accounts as required and described by SMI and provided by SMI, which are identified by the signatures of the parties to this agreement and which form a part of this agreement.

The Contractor agrees to provide for the execution and timely completion of the work.

2.   PAYMENT

The Owner hereby agrees to pay the Contractor, for his services, the sum of $62,000.00 annually in the following manner:

$2,384.61 every two weeks fixed rate

10% Bonus of annual service fee if Sales targets are met

10% additional Bonus if SMI income (EBITDA) reach 10% of Sales

20% additional Bonus if SMI secures ChassisLiner account and hits minimum of $5M in sales

Agreement Between Owner and Contractor

3.   COMPLETION OF THE WORK

The Contractor agrees that the various portions of the above-described work shall be completed in timely manner to meet or exceed expectations of SMI customers and SMI management.

4.   MODIFICATIONS TO THE WORK

All changes and deviations in the work requirements requested by the Owner must be in writing, the contract sum being increased or decreased accordingly by the Contractor. Any claims for increases in the cost of the work must be presented by the Contractor to the Owner in writing, and written approval of the Owner shall be obtained by the Contractor before proceeding with the ordered change or revision.

5.   ACCESS

The Owner, Owner's representative and public authorities shall at all times have access to SMI offices and assets.

6.   INSURANCE COVERAGE

The Owner agrees to maintain full insurance on the above-described work and workplace during the progress of the work, in his own name and that of the Contractor.

The Contractor agrees to obtain insurance to protect himself against claims for property damage, bodily injury or death due to his performance of this agreement.

7.   NO ASSIGNMENT

Neither the Owner nor Contractor shall have the right to assign any rights or interest occurring under this agreement without the written consent of the other, nor shall the Contractor assign any sums due, or to become due, to him under the provisions of this agreement.

8.   GOVERNING LAW

This agreement shall be interpreted under laws of the State of Texas.

9.   ATTORNEY'S FEES

Attorney's fees and court costs shall be paid by the defendant in the event that judgment must be, and is, obtained to enforce this agreement or any breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER	CONTRACTOR
Shimoda Marketing, Inc.	DACK LLC

/s/ Michael B. Cranfill	/s/ A. Craig Kerr
Authorized Signature	Authorized Signature

Michael B. Cranfill, President	A. Craig Kerr, President
Print Name and Title	Print Name and Title

Agreement Between Owner and Contractor